Exhibit 10.2

2023 Short-Term Incentive Plan

Annual Incentive Payment Criteria – In Respect of Fiscal Year 2023

Bonus at target (100%) level of achievement of the Objectives is a percentage of base salary to be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The maximum bonus that may be earned will not exceed 1.5x target level bonus, even if actual performance exceeds the maximum level for any or all performance goals. A participant in the 2023 annual bonus program must be employed by Calyxt as of December 31, 2023 and as of the payment date in order to receive any bonus under the 2023 annual bonus program unless otherwise provided in a written agreement between Calyxt and the Plan Participant. Additionally, all bonuses are subject to “clawback” to the extent required or permitted by law.

Objectives – 100% for Plan Participants

The Compensation Committee will determine, in its discretion, the level of achievement of the Objectives and the overall achievement thereof, with a multiplier of 0.7x at a minimum level of achievement, 1x at a target level of achievement and 1.5x at a maximum level of achievement. Further, the Compensation Committee shall have the authority to determine whether (and by what amount) the actual result used to calculate the achievement of the Objectives should be adjusted to account for extraordinary events or circumstances (including, without limitation, overall financial market performance factors relative to assumptions used in establishing the Objectives), or should otherwise be adjusted in order to be consistent with the purpose or intent of the 2023 annual performance bonus program.

The Objectives for 2023 are for each Plan Participant to continue to perform his or her respective responsibilities and the closing of the transactions contemplated by the Agreement and Plan of Merger, dated January 13, 2023 by and among the Company, Calypso Merger Subsidiary, LLC, Cibus Global, LLC and the other parties thereto.

Plan Participants

The Plan Participants for 2023 as of the date of adoption are the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, General Counsel, and Vice President of Human Resources.

Bonus at target (100%) level of achievement of Objectives for each Plan Participant is as follows:

Michael Carr	100% of base salary
Bill Koschak	45% of base salary
Travis Frey	45% of base salary
Debra Frimerman	40% of base salary
Anna Kyllonen	25% of base salary